EXHIBIT 99.1

For Immediate Release

Flight Safety Announces Completion of TIICM™ Live-Fire Testing

Mystic, CT (April 22, 2008). In February, 2008, the Air Force completed live fire testing of the Company's TIICM™ MANPADS countermeasure technology, which is designed to defend aircraft against certain shoulder fired missile threats. A final report is being prepared for the Government and is expected to be delivered by the end of April, 2008.

While the results of the test did not meet certain pre-test success criteria developed in conjunction with our partner, Sanders Design International, the Company is nonetheless encouraged by this round of testing. The test results are consistent with simulations, which also predict that significant improvements in the overall system performance will result if and when certain modifications to the underlying infrared source technology are developed. If those developments are completed, the Company believes that TIICM™ could have significant technological advantage over competing countermeasures. The Company is seeking further Government funding to develop and test an advanced version of the technology, but can provide no assurance as to whether or when it may receive any such funding or complete such developments.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. These new technologies include AWSM™, SOCRATES®, UNICORN™ and TIICM™. The Aircraft Wake Safety Management (AWSM™) system is being developed to provide a total airport system solution to the need for increased airport capacity with enhanced safety. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM™ is an airborne passive countermeasure initiative to protect airliners against the threat of certain terrorist missile attacks.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:

William B. Cotton
Chief Executive Officer
Flight Safety Technologies, Inc.
(860) 245-0191